Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated as of September 16, 2022, is by and between Mega Matrix Corp. (formerly AeroCentury Corp.) a Delaware Corporation (the “Company”), and Florence Ng (the “Employee”).

WHEREAS

(A)	On October 1, 2021, the Company and the Employee entered into an employment agreement (the “Employment Agreement”), pursuant to which the Employee was appointed as an executive director and general counsel.

(B)	On October 1, 2021, Yucheng Hu has issued an undertaking, pursuant to which, as the CEO of the Company, undertook to procure the Company to pay for rent expense of Florence Ng, for a period of three (3) years from October 1, 2021 (the “Undertaking”).

(C)	On November 1, 2021, the Company and the Employee entered into an amendment to the Employment Agreement (“Amendment”), pursuant to which the Employee amended her title and responsibility from “General Counsel” to “VP of Operations and Business Development”.

(D)	On March 25, 2022, the Company and the Employee entered into a second amendment to the Employment Agreement (“Second Amendment”), pursuant to which the Employee amended her title and responsibility from “VP of Operations and Business Development” to “Chief Operating Officer.”

NOW THEREFORE, in consideration of the premises set forth above and intending to be legally bound hereby, the parties hereto agree as follows:

1.	TERMINATION

The Company and Employee hereby mutually agree to terminate the Employment Agreement, the Amendment, the Second Amendment and Undertaking on September 30, 2022 (the “Effective Date”), except for Section 3 of the Employment Agreement, which will remain in effect. All the terms and provisions in the Undertaking, Employment Agreement, Amendment and the Second Amendment, except for Section 3 of the Employment Agreement, shall become ineffective on the Effective Date. The Employee shall provide a resignation letter to the Company to be effective on September 30, 2022 that she shall resign as executive director and chief operating officer of the Company. From the Effective Date, the Company shall have no liability to pay salary to the Employee under the Employment Agreement or rent under the Undertaking, and the Employee shall have no liability to perform the duties under the Employment Agreement.

2.	GENERAL

2.1 In consideration of the release provided by the Company in section 2.2, Employee, on her own behalf and on behalf of her heirs, family members, executors, agents, and assigns, hereby and forever knowingly and voluntarily releases, waives and discharges, to the fullest extent permitted by law, each and all of the Company, all of its respective direct and indirect subsidiaries and affiliates (including, without limitation, Mega Matrix Corp. and Metaverse Corp.), and with respect to each and all of the foregoing (including, but not limited to, the Company), its and their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations or entities and assigns (collectively, the “Releasees”), individually and in their representative capacities, from any and all actions, agreements, claims, complaints, damages, expenses (including attorney’s fees and costs), judgments, liabilities, losses, obligations, promises, rights or suits of any kind whatsoever, in law, equity or otherwise, in any jurisdiction, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which Employee had, has or may have against each and all of the Releasees by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that you sign this Termination Agreement (collectively, “Claims”), including but not limited to Claims arising out of or in any way relating to:

(i)	conduct occurring on or before the date Employee signs this Termination Agreement, including without limitation any claims incidental to or arising out of Employee’s employment with the Company or the termination thereof and any claims with respect to salary, bonuses, severance or termination payments (including any rights under the Employment Agreement, as amended, the Undertaking, or any severance plan of the Company);

(ii)	her employment with the Company, including, without limitation: wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits; or

(iii)	any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable): Americans with Disabilities Act; Civil Rights Acts of 1866 and 1991; Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., as amended by the Older Worker’s Benefit Protection Act of 1990 or any other federal or state law relating to discrimination in employment based upon age; Employee Retirement Income Security Act of 1974 (except as to vested benefits under any 401(k) savings retirement plan and welfare plans); Equal Pay Act; Family and Medical Leave Act of 1993; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Sarbanes-Oxley Act of 2002; Dodd-Frank Wall Street Reform and Protection Act; California Fair Employment and Housing Act; California Family Rights Act; California Equal Pay Law; any other provision of the California Civil, Government, or Labor Code; San Francisco Anti-Discrimination ordinances; any federal or state constitutions; and any other law, ordinance or regulation regarding discrimination, harassment, retaliation, whistleblowing or terms or conditions of employment.

Employee agrees that the release set forth above (the “Employee Release”) shall be and remain in effect in all respects as a complete general release as to the matters released, and that no breach of this Termination Agreement shall be cause to set it aside or to revive any of the Claims being released herein. Employee agrees that she has entered into this Termination Agreement as a compromise and in full and final settlement of all Claims, if any, that she had, have or may have against each and all of the Releasees, and Employee further agrees that any and all existing or potential issues that Employee had, has or may have arising out of or related to her employment with the Company are hereby fully resolved. Employee also agrees that, although she may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which she now knows or believes to be true, Employee intends to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that Employee signs this Termination Agreement. Employee further agrees that all of her rights under Section 1542 of the Civil Code of the State of California are hereby waived. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding anything to the contrary, the Employee Release does not extend to, and Claims released hereunder shall not include: (i) any rights or claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) any rights or claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (iii) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter, bylaws, or operating agreements of the Company, applicable law, or applicable directors and officers liability insurance; (iv) any Claims that cannot be released as a matter of law, including any right to receive a whistleblower-type award for information provided to any governmental agencies or, if applicable, self-regulatory organizations; (v) any rights or claims under the Consulting Agreement between the Company and Employee effective October 1, 2022; and (vi) any rights or claims under the Consulting Agreement between the Company and FNC Advisory Limited effective October 1, 2022.

Employee represents that she has not assigned or transferred her rights with respect to any Claims and that she has not filed, directly or indirectly any legal action or proceeding against any of the Releasees regarding any Claims. If Employee commences or participates in any action or proceeding (including as a member of a class of persons) regarding any Claims, this Agreement shall be a complete defense in such action or proceeding and, to the maximum extent permitted by law, Employee agrees (on behalf of herself and her heirs, administrators, executors, representatives, successors and assigns) that Employee will have no right to, and hereby waives any right to, obtain or receive any damages, settlement or personal relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding. For the avoidance of doubt, nothing in this Agreement shall preclude Employee from filing any charges with, giving information to, or fully participating in, any claim, hearing or investigation before any state or federal agency, including but not limited to, the Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the National Labor Relations Board or any other state or federal regulatory agency; provided, however, that Employee will have no right to, and hereby waives any right to, obtain or receive, any damages, settlement or personal relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding.

2.2 In consideration of the Employee Release, the Company hereby and forever knowingly and voluntarily releases, waives and discharges, to the fullest extent permitted by law Employee from any and all actions, agreements, claims, complaints, damages, expenses (including attorney’s fees and costs), judgments, liabilities, losses, obligations, promises, rights or suits of any kind whatsoever, in law, equity or otherwise, in any jurisdiction, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which Company had, has or may have against Employee by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that Employee signs this Termination Agreement (collectively, “Company Claims”).

Notwithstanding anything to the contrary in section 2.2, the Company’s Release does not extend to, and Company Claims released hereunder shall not include: (i) any rights, claims or defenses relating to enforcing the terms of this Agreement; (ii) any rights, claims or defenses of the Company or its subsidiaries or affiliates relating to claims by Employee that are not released under the Employee Release; (iii) any Claims that cannot be released as a matter of law; (iv) any rights with respect to confidentiality and intellectual property, whether pursuant to the Employment Agreement, applicable law or otherwise (and, for the avoidance of doubt, Employee’s obligations to the Company and its affiliates with respect to confidentiality and intellectual property are not included within Company Claims released hereunder and instead survive the termination of Employee’s employment and the release of Company Claims hereunder); (v) any indemnification or contribution rights the Company may have, if any, in accordance with any agreement with the Employee or applicable law; (vi) any rights or claims under the Consulting Agreement between the Company and Employee, dated September 16, 2022; and (vii) any rights or claims under the Consulting Agreement between the Company and FNC Advisory Limited, dated September 16, 2022.

2.3 Employee acknowledges that she was given a copy of this Termination Agreement on September 7, 2022. Employee is advised to and has had an opportunity to consult an attorney before signing the Termination Agreement and was given a period of at least twenty-one (21) days, or until September 28, 2022, to consider whether or not to enter into this Termination Agreement.

2.4 Employee understands that she has seven (7) days to revoke this Termination Agreement after she signs it. This Agreement will not become effective or enforceable until seven (7) days after the Company has received Employee’s signed copy of this Termination Agreement and subject to the expiration of the revocation period without revocation by Employee. This Termination Agreement will be fully irrevocable following the expiration of the revocation period. For the avoidance of doubt, this Termination Agreement (including, but not limited to, Section 2.2 hereof) will be null and void if it is timely revoked by Employee.

2.5 Following the Effective Date, Employee shall continue to be subject to all of the restrictions, obligations, terms and conditions set forth in Section 3 of the Employment Agreement, entitled “Confidential Information;” provided, however, and for the avoidance of doubt, nothing in this Termination Agreement or in Section 3 of the Employment Agreement shall preclude Employee from (i) filing any charges with, giving information to, or fully participating in, any claim, hearing or investigation before any state or federal agency, including but not limited to, the Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the National Labor Relations Board or any other state or federal regulatory agency, (ii) reporting possible unlawful conduct to governmental agencies or entities or, if applicable, self-regulatory organizations or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information to such agencies, entities or organizations, without notice to the Company), or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity, or (iii) responding truthfully and accurately, if required by legal process, and provided that, to the extent permitted by law, you give written notice to the Company at least three (3) business days prior to the date a response is due and cooperate if any of the Released Parties elects to contest such legal process, or as otherwise required by law.

2.6 This Termination Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Facsimile and .pdf copies of signature pages shall be acceptable in the absence of original signature pages.

2.7 This Termination Agreement contains the entire agreement of the parties. There are no promises, terms, conditions, or obligations other than those contained in this Termination Agreement. All negotiations, understandings, conversations, and communications are merged into this Termination Agreement and have no force and effect other than as expressed in the text of this Termination Agreement.

2.8 No alterations, modifications, supplements, changes, amendments, waivers, or termination of this Termination Agreement shall be valid unless in writing and executed by all of the parties. No waiver of any of the provisions of this Termination Agreement shall constitute a waiver of any other provisions. No waiver shall be binding unless it is specific and executed in writing by the party making the waiver. Each party warrants that it has not relied on any promises or representations outside of this Termination Agreement.

2.9 This Agreement shall be governed by and construed and enforced in accordance with the laws of California without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and year first above written.

The Company:

Mega Matrix Corp.

/s/ Yucheng Hu
Yucheng Hu, CEO
Date: September 16, 2022

Employee:

Florence Ng

/s/ Florence Ng
Florence Ng
Date: September 16, 2022

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